UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Karcher, Carl N
   401 W. Carl Karcher Way
   Anaheim, CA  92801
   Orange
2. Issuer Name and Ticker or Trading Symbol
   CKE Restaurants, Inc.
   CKR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   August 31, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |8/16/9|S   | |61,340            |D  |9.75       |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/23/9|S   | |28,200            |D  |9.0554     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/24/9|S   | |290,000           |D  |8.5913     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/25/9|S   | |275,000           |D  |8.3404     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/26/9|S   | |100,000           |D  |8.1223     |299,487            |I     |by Family Trust            |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/16/9|S   | |182,447           |D  |9.375      |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/17/9|S   | |50,000            |D  |9.50       |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/17/9|S   | |25,000            |D  |9.375      |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/17/9|S   | |50,000            |D  |9.25       |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/17/9|S   | |345,000           |D  |9.00       |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/19/9|S   | |2,553             |D  |9.375      |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/19/9|S   | |508               |D  |9.50       |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/24/9|S   | |50,000            |D  |8.6875     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/24/9|S   | |50,000            |D  |8.4375     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/25/9|S   | |100,000           |D  |8.4094     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/25/9|S   | |5,000             |D  |8.25       |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/26/9|S   | |6,000             |D  |8.3936     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/26/9|S   | |12,500            |D  |8.25       |3,014,873 (1)      |I     |by Cannae L/P              |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |8/30/9|J (2|V|509               |A  |9.062      |7,340              |D     |                           |
                           |9     |)   | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |11,000             |I     |by Karcher Foundation      |
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Common Stock               |      |    | |                  |   |           |113                |I     |by Spouse                  |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options         |        |     |    | |           |   |     |     |            |       |       |170,491     |D  |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Cannae Limited Partnership. The shares described were sold on behalf of Carl N. Karcher, a Class A partner, due to margin calls. The lenders affected sold under SEC Rule
144(k).
(2) Purchased pursuant to the CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan.